As Filed With the Securities and Exchange Commission
on June 1, 2005

Registration No. 333-48246

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HCA INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2497104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Park Plaza
Nashville, Tennessee 37203
(Address of Principal Executive Offices)

HCA 2000 EQUITY INCENTIVE PLAN
(Full title of the plan)

John M. Franck II
Vice President – Legal and Corporate Secretary
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, Address, and Telephone Number of Registrant’s agent for service)

Copy to:

J. Allen Overby
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002

DEREGISTRATION OF SECURITIES

      This post-effective amendment (this “Amendment”) filed by HCA Inc., f/k/a HCA – The Healthcare Company (the “Company”), deregisters certain shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) that had been registered for issuance under the HCA – The Healthcare Company 2000 Equity Incentive Plan (the “2000 Plan”) on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2000 (File No. 333-48246) (the “Registration Statement”). On May 26, 2005, shareholders of the Company approved the HCA 2005 Equity Incentive Plan (the “2005 Plan”).

      A total of 50,500,000 shares of Common Stock had originally been reserved for issuance under the 2000 Plan and were registered on the Registration Statement. As a result of the approval of the 2005 Plan, effective May 26, 2005, no further awards may be made under the 2000 Plan, and 13,479,022 shares of Common Stock that had been available for issuance under the 2000 Plan and that were not then subject to outstanding awards thereunder are instead available for awards under the 2005 Plan. Accordingly, this Amendment deregisters 13,479,022 shares of Common Stock.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 31st day of May, 2005.

HCA INC.
By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and Chief Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints John M. Franck II, R. Milton Johnson and David G. Anderson and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jack O. Bovender, Jr. Jack O. Bovender, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2005

/s/ Richard M. Bracken Richard M. Bracken	President, Chief Operating Officer and Director	May 31, 2005

/s/ R. Milton Johnson R. Milton Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2005

/s/ C. Michael Armstrong C. Michael Armstrong	Director	May 31, 2005

/s/ Magdalena H. Averhoff, M.D. Magdalena H. Averhoff, M.D.	Director	May 31, 2005

/s/ Martin Feldstein Martin Feldstein	Director	May 31, 2005

Signature	Title	Date
/s/ Thomas F. Frist, Jr., M.D. Thomas F. Frist, Jr., M.D.	Director	May 31, 2005

/s/ Frederick W. Gluck Frederick W. Gluck	Director	May 31, 2005

/s/ Glenda A. Hatchett Glenda A. Hatchett	Director	May 31, 2005

/s/ Charles O. Holliday, Jr. Charles O. Holliday, Jr.	Director	May 31, 2005

/s/ T. Michael Long T. Michael Long	Director	May 31, 2005

John H. McArthur	Director	May ___, 2005

/s/ Kent C. Nelson Kent C. Nelson	Director	May 31, 2005

/s/ Frank S. Royal, M.D. Frank S. Royal, M.D.	Director	May 31, 2005

/s/ Harold T. Shapiro Harold T. Shapiro	Director	May 31, 2005